Exhibit 3.2

ARTICLES OF MERGER

AND

PLAN AND AGREEMENT OF MERGER BETWEEN

ALLSTATE TELECOM, INC., a NV corp.

AND MACH ONE CORPORATION, a NV corp.

Pursuant to Nevada Revised Statute, a Special Meeting of Shareholders representing a majority of shares of Record, (being more than 50%) of Allstate Telecom, Inc, a Nevada corporation, was held on the 20th day of My, 1994, there being 2,051,504 single class common shares issued and outstanding, without series entitled to vote, the shareholders of record voted either by proxy or in person 0 shares Against, and 1,404,962 shares FOR, which represents 69% being a majority, to acquire 100% of the issued and outstanding stock of Mach One Corporation, a NV corporation through an exchange of stock as described herein, and to accept the Plan and Agreement of Merger as outlined and captioned in these Articles of Merger and adopted by the board of directors of each corporation which is a party to this merger, to contract with each other to merge as described herein, wherein common shares outstanding of Allstate Telecom, Inc. (NV) hereafter referred to as ALL-NV, will be exchanged for shares of Mach One Corporation, (NV) hereafter referred to as MACH-NV as follows:

WHEREAS, ALL-NV has authorized capital consisting of 50,000,000 common shares divided into two classes, of which 49,500,000 shares is authorized as single class common stock, without series of S0.001 par value, and 500,000 shares is authorized as preferred stock of $0.50 par value, for which the board of directors has the authority to divide the preferred class into various series and to fix and determine the relative rights and preferences of the shares of any series so established, as defined in its articles of incorporation; and the parties hereto are desirous to complete a merger, wherein upon said merger being completed, Allstate Telecom, Inc., NV, would be the survivor corporation of the merger but would Amend its First Article of its Articles of Incorporation as agreed between the parties, changing its name to MACH ONE CORPORATION.

WHEREAS, the principal office of ALL-NV in the State of Nevada is located at 4550 W. Oakey Blvd., Suite 111W, Las Vegas, Nevada 84102, and Far West Legal Service, Inc. is appointed registered agent of ALL-NV, upon whom service of process for ALL-NV may be received within the State of Nevada; and

 WHEREAS, the principal office of MACH-NV is located at 4550 W. Oakey Blvd., Suite 111W, Las Vegas, Nevada 84102, and Far West Legal Service, Inc., is the registered agent of MACH-NV upon whom service of process for MACH-NV may be received within the State of NV; and

WHEREAS, the Board of Directors of ALL-NV and MACH-NV, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders that MACH-NV merge with ALL-NV under and pursuant to the provisions of Nev. Revised Statutes, wherein both ALL-NV and MACH-NV consent as follows:

The SURVIVING CORPORATION, as in this case, ALL-NV, is to be governed by the laws of the State of Nevada, and shall comply with the provisions of Nevada Revised Statutes as amended pertaining to corporations, as well as the provisions and statutes of other states to which it may be subject.

NOW THEREFORE, in consideration of the premises and of the mutual agreement herein contained and of the mutual benefits provided, it is agreed by and between the parties hereto as follows:

PLAN AND AGREEMENT OF MERGER

1.

MERGER. MACH-NV shall be and it hereby is merged into ALL-NV.

2.

EFFECTIVE DATE. These Articles of Merger and The Plan and Agreement of Merger as adopted and incorporated herein shall become effective immediately upon compliance with the laws of the NV and CA, at the time of such effectiveness hereinafter called the Effective Date.

3.

SURVIVING CORPORATION. ALL-NV shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Nevada, but the separate existence of MACH-NV shall cease forthwith upon the Effective Date and compliance with a filing notification of said merger in NV.

4.

AUTHORIZED CAPITAL. The authorized capital stock of ALL-NV following the Effective Date shall be 49,500,000 shares divided into two classes, of which 49,500,000 share be classified as common shares, without series of $0,001 par value, and 500,000 preferred shares of $0.50 par value per share. The Preferred class may be divided and issued in various series, and the rights and preferences pertaining thereto shall be determined at the direction of the board of directors, unless and until the same may be changed in. accordance with the laws of the State of Nevada.

same shall be amended or repealed in accordance with the provisions thereof, and all rights and powers of whatsoever nature conferred with such Certificate of Incorporatioii or herein upon any shareholder or director or officer of ALL-NV or upon any other person whomsoever are subject to this reserve power. Such Certificate of Incorporation shall constitute the Certificate of incorporation of ALL-NV separate and apart from this Agreement of Merger and may be separately certified as the Certificate of Incorporation of ALL-NV.

6.

BY-LAWS. The by-laws of ALL-NV as adopted by the board of directors shall be the adopted by-laws of ALL-NV following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

7.

FURTHER ASSURANCE OF TITLE. If at any time ALL-NV shall consider or be advised that any acknowledgments or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to ALL-NV any right, title, or interest in MACH-NV held immediately prior to the Effective Date, MACH-NV and its proper officers and directors shall and will execute and deliver ail such acknowledgments or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title or interest in ALL-NV as shall be necessary to carry out the purposes of this Agreement of Merger, and ALL-NV and the proper officers and directors thereof are fully authorized to take any and all such action in the name of MACH-NV or otherwise.

8.

RETIREMENT OF ORGANIZATION STOCK. Forthwith upon the Effective Date, each share of Common Stock of ALL-NV, if any, presently issued and outstanding shall be retired, and no shares of Common Stock or other securities of ALL-NV shall be issued in respect thereof

9.

CONVERSION OF OUTSTANDING STOCK. As consideration, in exchange for 100% of the stockholder interests transferred by MACH-NV through this merger, ALL-NV will exchange, issue and deliver to MACH-NV and or it's shareholders or assignees as directed, the number of shares of various type, class and series as agreed in the letter of intent between the parties. All shares of stock when exchanged shall be deemed as fully paid, non-assessable, and authorized on the corporate books of ALL-NV.

10.

RETIREMENT OF TREASURY STOCK. Forthwith upon the Effective Date, shares of Common Stock of MACH-NV held in the Treasury of MACH-NV, if any, on the Effective Date, shall be retired and no shares of common stock or any other securities of ALL- NV shall be issued in respect thereof.

 11.

BOOK ENTRIES. The merger contemplated hereby shall be treated as a pooling of interests and as of the Effective Date, entries shall be made upon the books of ALL-NV in accordance with the terms of this Agreement

12.

BOARD OF DIRECTORS AND OFFICERS. The members of the first Board of Directors and the officers of ALL-NV immediately after the Effective Date of the merger shall be those persons who were members of the Board of Directors and the officers, respectively, of MACH-NV, immediately prior to the effective time of the merger, as elected by a majority of the shareholders of ALL-NV at its Special Meeting of Shareholders held the 20th day of July, 1994, and such persons shall serve in such offices, respectively, for the terms provided by law or in the by-laws or until their successors are duly elected and qualified.

13.

VACANCIES. If, upon the Effective Date, a vacancy shall exist in the Board of Directors or in any of the officers of ALL-NV as the same are specified above, such vacancy shall thereafter be filled in the manner provided by law and the by-laws of ALL-NV.

14.

TERMINATION. This Plan and Agreement of Merger may be terminated and abandoned by action of the Board of Directors of MACH-NV at any time prior to the Effective Date, whether before or after approval of the directors and shareholders of the two corporate patties hereto.

15.

AUTHORIZATION. These Articles and Plan and Agreement of Merger were duly authorized by a majority vote of the shareholders and directors of MACH-NV and ALL-NV at a meeting held on July 20, 1994.

16.

AMENDMENT TO THE FIRST ARTICLE OF INCORPORATION OF ALL-NV, being the SURVIVOR of these Articles of Merger, having agreed to the above described actions and pursuant to majority approval at said Special Meeting of the Shareholders of each party, held in accordance with Nevada Revised Statutes, therefore, Allstate Telecom, Inc., does by these presents, Amend its First Article of its Articles of Incorporation, changing its name as follows:

ARTICLE ONE: The name of the corporation is:

MACH ONE CORPORATION

IN WITNESS whereof, each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors and majority approval of shareholders, has caused these Articles of Merger and Plan and agreement of Merger, incorporated herein, to be executed by the respective President and Secretary of each corporation and its corporate seal if any, to be hereunto affixed, dated this the 1st day of August, 1994.

Mach One Corporation

Allstate Telecom, Inc.

(MACH-NV}

(ALL-NV)

D. William Thomas, Pres

Joe Kolkowitz, Pres.

Joe Kolkowitz, Sec.

D. William Thomas, Sec.